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                                                                   EXHIBIT 23.6

                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------

The Stockholders
Lancaster Group, Inc.:

We consent to the inclusion of our report dated February 23, 1996, with respect to the balance sheets of Lancaster Group, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form S-1 of West Coast Entertainment Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for rental video cassettes and rental games.

                                                       /s/ KPMG Peat Marwick LLP


Louisville, Kentucky
July 23, 1996